UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 15, 2014

MORGAN’S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-08395	34-0562210
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4829 Galaxy Parkway, Suite S, Cleveland, OH	44128
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(216) 359-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Legal Action Filed

On April 15, 2014, an alleged shareholder filed a derivative action and a purported class action complaint in the Court of Common Pleas of Cuyahoga County, Ohio (the “Complaint”), relating to the recently announced Agreement and Plan of Merger, dated as of March 30, 2014, by and among Morgan’s Foods, Inc. (“Morgan’s Foods”), Apex Restaurant Management, Inc. (“Apex”), and Apex Brands Foods, Inc., a wholly owned subsidiary of Apex (“Sub”), pursuant to which Morgan’s Foods will become a wholly owned subsidiary of Apex (the “Merger”). The Complaint names Morgan’s Foods, the members of the board of directors of Morgan’s Foods, Apex, and Sub as defendants, and generally alleges that, in connection with approving the Merger, our directors breached their fiduciary duties owed to Morgan’s Foods and its shareholders, and that Apex and Sub aided and abetted the directors’ alleged breaches of fiduciary duty. It also alleges Morgan’s Foods preliminary proxy statement filed with the Securities Exchange Commission on April 4, 2014, omits and misrepresents material information necessary to shareholders in order for them to be able to make a fully informed vote to adopt the Merger. The Complaint seeks, among other things, certification of the case as a class action, an injunction against the consummation of the transaction, rescission or rescissory damages if the Merger is consummated, a judgment against the defendants for damages, and an award of fees, expenses and costs to plaintiffs and their attorneys. Morgan’s Foods and the directors believe the allegations of the Complaint are without merit and intend to vigorously defend the allegations contained in it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2014	Morgan’s Foods, Inc. By: /s/ Kenneth L. Hignett Kenneth L. Hignett Executive Vice President, Chief Financial Officer & Secretary